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  Filed Pursuant to Rule 424(b)(5)
  Registration No. 333-104526

  P R O S P E C T U S   S U P P L E M E N T
  (To prospectus dated April 28, 2003)

  $2,500,000,000

  General Electric Company

  LIBOR Floating Rate Notes due 2005

        The notes will bear interest at a floating rate, reset quarterly on each interest reset date, based on the three-month LIBOR rate plus .05% per annum. We will pay interest on the notes quarterly on January 24, April 24, July 24 and October 24 of each year, commencing on January 24, 2004, and on the maturity date.

        The notes will mature on October 24, 2005. We may not redeem the notes prior to maturity.

        The notes will be unsecured obligations and will rank equally with our other unsecured debt securities that are not subordinated obligations. The notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. The notes will not be listed on a securities exchange.

	Per Note	Total
Public offering price(1)	100%	$2,500,000,000
Underwriting discount	.15%	$3,750,000
Proceeds, before expenses, to General Electric Company	99.85%	$2,496,250,000
  (1)
  Plus accrued interest from October 24, 2003, if settlement occurs after that date

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System on or about October 24, 2003.

Joint-Lead Managers

Merrill Lynch & Co.	GECC Capital Markets Group, Inc.
M.R. Beal & Company
Blaylock & Partners, L.P.
Utendahl Capital Partners, L.P.
The Williams Capital Group, L.P.

The date of this prospectus supplement is October 21, 2003.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        References in this prospectus supplement to GE, we, us and our are to General Electric Company, unless otherwise noted.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

About This Prospectus	2
Where You Can Find More Information	2
The Company	3
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	13
Description of Guarantees	14
Description of Common Stock	14
ERISA Matters	14
Plan of Distribution	15
Legal Matters	16
Experts	16

i

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

        The SEC allows us to "incorporate by reference" in this prospectus supplement and the accompanying prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and

  •
  Current Reports on Form 8-K dated January 23, 2003, April 10, 2003, April 11, 2003 and October 10, 2003.

        You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

  General Electric Company
  3135 Easton Turnpike
  Fairfield, Connecticut 06828
  Attn: Investor Communications
  (203) 373-2211

ii

SUMMARY OF THE OFFERING

        The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The issuer	General Electric Company, a New York company.
Securities offered	$2,500,000,000 LIBOR Floating Rate Notes due 2005, which we refer to as the "notes."
Original issue date	October 24, 2003.
Maturity date	October 24, 2005.
Interest payment dates	Interest on the notes will be paid quarterly on January 24, April 24, July 24 and October 24 of each year, beginning on January 24, 2004, and on the maturity date.
Interest rate	Three-month LIBOR, reset on a quarterly basis as described in this prospectus supplement, plus .05% per annum.
Interest reset dates	January 24, April 24, July 24 and October 24 of each year, commencing January 24, 2004.
Interest reset periods	The initial interest reset period will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, the interest reset periods will be the periods from and including an interest reset date to but excluding the immediately succeeding interest reset date or the maturity date, as the case may be.
Interest determination dates	Two London business days prior to each interest reset date.
Redemption	We may not redeem the notes prior to maturity.
Ranking	The notes will be unsecured obligations of ours and will rank equally with our other unsecured debt securities that are not subordinated obligations.
Denominations	The notes will be issued in denominations of $1,000 and integral multiples thereof.
Form of notes	Book-entry form, represented by one or more global notes deposited with The Depository Trust Company, or DTC. Investors may elect to hold interests in the global notes through any of DTC, Clearstream, Luxembourg or the Euroclear System.
Trustee	The Bank of New York.
Calculation agent	The Bank of New York.

THE COMPANY

        GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

        GE's products include: major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; engineered materials, such as plastics, silicones and superabrasive industrial diamonds; and chemicals for treatment of water and process systems.

        GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and, through the third quarter of 2002, computer-related information services. Through its affiliate, National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides broadcast, cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc. ("GECS"), GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

RECENT EARNINGS

        GE's unaudited consolidated third quarter 2003 revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings were $33.4 billion, $5.1 billion, $4.0 billion and $3.6 billion, respectively. These results compare with the following respective amounts for the corresponding period in 2002: $32.7 billion, $5.3 billion, $4.1 billion and $4.1 billion. Factors affecting earnings for the third quarter 2003 included double-digit earnings growth at eight of GE's 13 businesses—Commercial Finance, Consumer Finance, Consumer Products, Insurance, Medical Systems, NBC, Specialty Materials and Transportation Systems. This performance was offset by the continued effects of the decline in sales of large gas turbines in the U.S. and lower non-cash earnings from U.S. pension plans. With regard to accounting changes, on July 1, 2003, GE consolidated $51 billion of assets and recorded a non-cash after-tax transition charge of $372 million upon its adoption of FASB Interpretation No. 46 (FIN 46), which requires the consolidation of certain entities by companies that do not control those entities.

        GE's unaudited consolidated revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings for the nine months ended September 30, 2003 were $97.2 billion, $14.4 billion, $11.0 billion and $10.4 billion, respectively. These results compare with the following respective amounts for the corresponding period in 2002: $96.7 billion, $15.9 billion, $12.0 billion and $11.0 billion.

USE OF PROCEEDS

        The net proceeds from the sale of the notes will be used for general corporate purposes, which may include paying down a portion of our maturing commercial paper notes. At October 21, 2003, we had outstanding commercial paper notes in an aggregate amount of $8,590,352,000 with maturities ranging between 1 day and 141 days and bearing interest rates ranging between .97% and 1.18%.

RATIO OF EARNINGS TO FIXED CHARGES

        As mentioned in Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this prospectus supplement and in the accompanying prospectus, our consolidated financial statements represent the adding together of all affiliates—companies we directly or indirectly control.

        The following table contains our ratio of earnings to fixed charges for the periods indicated.

GE and consolidated affiliates

	Year ended December 31,
Six months ended June 30, 2003
	2002	2001	2000	1999	1998
2.67x	2.75x	2.68x	2.48x	2.46x	2.31x

        In the above calculations, earnings for all periods consist of earnings before income taxes, minority interest and cumulative effect of changes in accounting principles of GE and its consolidated affiliates. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

DESCRIPTION OF NOTES

        The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities in the accompanying prospectus.

General

        The notes are to be issued as a series of debt securities under the senior note indenture, dated as of January 1, 2003, between us and The Bank of New York, as trustee, which is more fully described in the accompanying prospectus. The notes initially will be limited to $2,500,000,000 aggregate principal amount. We may reopen this series of notes and issue additional notes of this series without the consent of the holders of the notes. The notes are unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The maturity date of the notes will be October 24, 2005. The following description of the terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

        The notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof.

Interest and Principal

  Payment of Interest and Principal

        We will pay interest on the notes quarterly on January 24, April 24, July 24 and October 24 of each year and on the maturity date (each, an "interest payment date"), commencing January 24, 2004, to the persons in whose names the notes are registered at the close of business on the 15th calendar day (in each case, whether or not a business day) immediately preceding the related interest payment date; provided, however, that interest payable on the maturity date shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

        We will pay the principal of and interest on each note to the registered holder in immediately available funds upon presentation of the notes if in certificated form at the office or agency we maintain for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 101 Barclay Street, Floor 8W, New York, New York 10286, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at our option by check mailed to the registered holder at the close of business on the regular record date at such address as shall appear in the security register or by wire transfer of immediately available funds to an account specified in writing by such holder to us and the trustee prior to the relevant record date. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the notes are in book-entry form, we will make payments of principal and interest through the trustee to DTC.

        Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date (other than the maturity date) would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding day that is a business day, except that if such business day is in the next succeeding calendar month, such interest payment date (other than the maturity date) shall be the next preceding business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

        By "business day" we mean a day which is not a day when banking institutions in the city in which the trustee administers its corporate trust business, currently New York City, or in the place of payment, are authorized or required by law or regulation to be closed, and that is also a "London business day", which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  Rate of Interest

        The interest rate on the notes will be reset quarterly on January 24, April 24, July 24 and October 24 of each year, commencing January 24, 2004 (each, an "interest reset date"), and the notes will bear interest at a per annum rate equal to three-month LIBOR (as defined below) for the applicable interest reset period (as defined below), plus .05%. The interest rate for the initial interest reset period will be three-month LIBOR, determined as of two London business days prior to the original issue date, plus .05% per annum. The "initial interest reset period" will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each "interest reset period" will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the notes will be the period from and including the interest reset date immediately preceding the maturity date of such notes to but excluding the maturity date.

        If any interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the next succeeding day that is a business day, except that if that business day is in the next succeeding calendar month, the interest reset date shall be the next preceding business day.

        The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

  Interest Rate Determination

        The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest reset period, will be the rate determined as of the applicable interest determination date. The "interest determination date" will be the second London business day immediately preceding the original issue date, in the case of the initial reset period, or thereafter the applicable interest reset date.

        The Bank of New York, or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

            (i)  LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, which appears on Moneyline Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such interest determination date. "Moneyline Telerate Page 3750" means the display designated on page "3750" on Moneyline Telerate (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Moneyline Telerate Page 3750, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

           (ii)  With respect to an interest determination date on which no rate appears on Moneyline Telerate Page 3750 as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

        All percentages resulting from any calculation of any interest rate for the notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

        Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

        All calculations made by the calculation agent for the purposes of calculating interest on the notes shall be conclusive and binding on the holders and us, absent manifest error.

Redemption

        We may not redeem the notes prior to maturity.

Covenant Defeasance

        The provisions in the indenture allowing us to avoid complying with the restrictive covenants in the indenture under certain circumstances will apply to the notes. See "Description of Debt Securities—Covenant Defeasance" in the accompanying prospectus.

Global Notes

        Upon issuance, the notes will be represented by one or more global notes deposited with The Depository Trust Company as the depositary for the notes and registered in the name of DTC's nominee. See "Description of Debt Securities—Global Notes, Delivery and Form" in the accompanying prospectus for additional information about DTC and procedures applicable to the global notes.

        Global notes may not be transferred except as a whole among the depositary and its nominees and successors. In any of the cases below, a global note is exchangeable for the definitive notes in registered form, bearing interest at the same rate, having the same date of issuance, maturity and other terms and of differing denominations aggregating a like amount, only if:

  •
  the depositary is at any time unwilling or unable to continue as depositary for that global note, or if at any time the depositary ceases to be registered or in good standing under the Securities Exchange Act of 1934, or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, or

  •
  we in our sole discretion determine that such global note will be exchangeable for definitive notes in registered form.

        If issued, the definitive notes will be registered in the names of the owners of the beneficial interests in the global notes as provided by the depositary's participants. Except as described above, global notes are not exchangeable, except for global notes of like denomination to be registered in the name of the depositary or its nominee.

        So long as the depositary for any global note, or its nominee, is the registered owner of the global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the global note for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Except as provided above, owners of beneficial interest in any global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states require that some types of purchasers of securities take physical delivery of the securities in definitive form. The limitations and laws described in this paragraph may impair the ability to transfer beneficial interests in the global notes.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any global note desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Book-Entry System

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC ("DTC Participants"). Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the global notes will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        DTC has advised us and the underwriters that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear System.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to each series of notes held beneficially thorugh Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

The Trustee, Paying Agent and Security Registrar

        The Bank of New York will be the trustee, paying agent and security registrar with respect to the notes and maintains a banking relationship with us.

UNITED STATES TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes. Except as discussed under "Non-U.S. Holders" and "Information Reporting and Backup Withholding", the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a "straddle," conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents, or a person whose "functional currency" is not the U.S. dollar.

        This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

        You should consult your tax adviser about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

        Payments or accruals of stated interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale and Retirement of Notes

        Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing market discount, and will decrease by the amount of any amortized premium on the note. (The rules for determining these amounts are discussed below.) When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under "Payments or Accruals of Interest") and your tax basis in the note.

        Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Premium

        If you purchase a note at a cost greater than the note's stated principal amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

        If you purchase a note at a price that is lower than the note's stated principal amount by 0.25% or more of the stated principal amount multiplied by the number of remaining whole years to maturity, the note will be considered to bear "market discount" in an amount equal to such difference in your hands. In this case, any principal payments on, or any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method.

        You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service.

Non-U.S. Holders

        If you are a non-resident alien individual or a foreign corporation (a "non-U.S. holder"), the interest income that you derive in respect of the notes generally will be exempt from United States federal withholding tax. This exemption will apply to you provided that

  •
  you do not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly to us through stock ownership, and

  •
  the beneficial owner provides a statement (generally, an Internal Revenue Service Form W-8BEN) signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. person in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. person).

        If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if your gain is effectively connected with your conduct of a trade or business in the United States or you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States.

        United States Federal estate tax will not apply to a note held by you if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on the note would not have been effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

        Persons making payments on the notes must file information returns with the Internal Revenue Service in connection with payments made to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the payor. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and GECC Capital Markets Group, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$1,250,000,000
GECC Capital Markets Group, Inc.	1,050,000,000
M.R. Beal & Company	50,000,000
Blaylock & Partners, L.P.	50,000,000
Utendahl Capital Partners, L.P.	50,000,000
The Williams Capital Group, L.P.	50,000,000

Total	$2,500,000,000

        The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of .075% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .0375% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The expenses of the offering, not including the underwriting discount, are estimated to be $150,000 and are payable by us.

New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD Regulations

        GECC Capital Markets Group, Inc. is an affiliate of GE and will participate as an underwriter in the distribution of securities issued pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as GECC Capital Markets Group, Inc. distributes an affiliated company's securities. GECC Capital Markets Group, Inc. has advised GE that any offering in which GECC Capital Markets Group, Inc. acts as an underwriter will comply with the applicable requirements of Rule 2720.

        We are also including the following disclosure at the request of the NASD:

        The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering. All post-effective amendments or prospectus supplements disclosing the actual price and selling terms of each offering of the securities will be submitted to the NASD Corporate Financing Department at the same time they are filed with the SEC. The NASD Corporate Financing Department will be advised if, subsequent to the filing of any offering of the securities, any of our 5% or greater shareholders is or becomes an affiliate or associated person of an NASD member participating in the distribution of such securities. All NASD members participating in offerings of the securities understand the requirements that have to be met in connection with SEC Rule 415 and Notice to Members 88-101.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchase to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

        Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to GE and (iii) it has complied and will comply with all applicable provisions of the

FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any of the notes with a denomination of less than €50,000 (or its foreign currency equivalent) other than to persons who trade or invest in notes in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in Article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenwerkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

        The offering of the notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that it will not offer, sell or deliver any of the notes or distribute copies of this prospectus supplement or the accompanying prospectus or any other document relating to the notes in the Republic of Italy except (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11522 of 1 July, 1998, in compliance with the terms and procedures provided therein; or (ii) in circumstances which are exempted from the rules of solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of 24 February, 1998 (the "Financial Services Act") and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May, 1999.

        Each of the underwriters has represented and agreed that any offer, sale or delivery of the notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the notes in the Republic of Italy under (i) or (ii) above must be (1) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1 September, 1993; and (2) in compliance with Article 129 of Legislative Decree No. 385 of 1 September, 1993 and the implementing guidelines of the Bank of Italy, pursuant to which the offer or sale of securities in the Republic of Italy may need to be notified to the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics.

        No action has been or will be taken in any jurisdiction by us or any underwriter that would, or is intended to, permit a public offering of the notes, or possession or distribution of this prospectus supplement, the accompanying prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this prospectus supplement or the accompanying prospectus come are required by us and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, offer, sell or deliver notes or have in their possession, distribute or publish this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes, in all cases at their own expense.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

        Robert E. Healing, corporate counsel of GE, and Dewey Ballantine LLP, New York, New York will issue opinions for us regarding the notes. Cleary, Gottlieb, Steen & Hamilton, New York, New York will issue an opinion regarding the "United States Tax Considerations" section of this prospectus supplement. The underwriters will be advised about the validity of the notes and other legal matters by their counsel, Davis Polk & Wardwell, New York, New York. Mr. Healing, beneficially owns or has rights to acquire an aggregate of less than 0.01% of the common stock of GE.

EXPERTS

        KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002. GE's Current Report on Form 8-K dated April 10, 2003 includes these financial statements and the auditor's report. This prospectus supplement and the accompanying prospectus incorporate the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

PROSPECTUS

$5,000,000,000

General Electric Company

Debt Securities
Warrants to Purchase Debt Securities
Guarantees
Common Stock Reserved for Issuance upon Conversion or Exchange of Debt Securities

        General Electric Company may offer from time to time:

  •
  senior or subordinated unsecured debt securities,

  •
  warrants to purchase any of the debt securities,

  •
  senior or subordinated unsecured guarantees, and

  •
  common stock reserved for issuance upon conversion or exchange of debt securities.

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "GE."

        The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is 203-373-2816.

        These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

April 28, 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a U.S. dollar amount that does not exceed $5,000,000,000. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus and a prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

        References in this prospectus to GE, we, us and our are to General Electric Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus, provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002; and

  •
  Current Reports on Form 8-K filed on January 29, 2003, April 10, 2003 and April 11, 2003 (Item 5 only with respect to Current Report on Form 8-K filed on April 11, 2003).

        You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

  General Electric Company
  3135 Easton Turnpike
  Fairfield, Connecticut 06828
  Attn: Investor Communications
  (203) 373-2816

THE COMPANY

        GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities.

        GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; engineered materials, such as plastics, silicones and superabrasive industrial diamonds; and chemicals for treatment of water and process systems.

        GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and, through the third quarter of 2002, computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides broadcast cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc. ("GECS"), GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

RATIO OF EARNINGS TO FIXED CHARGES

        As mentioned in Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this prospectus, our consolidated financial statements represent the adding together of all affiliates—companies we directly or indirectly control. Results of associated companies—generally companies that are 20% to 50% owned and over which we, directly or indirectly, have significant influence—are included in the financial statements on a "one-line" basis. Financial data and related measurements are presented in the following categories:

  •
  GE. This represents the adding together of all affiliates, other than GECS, whose operations are presented on a one-line basis.

  •
  GECS. This affiliate owns all of the common stock of General Electric Capital Corporation (GE Capital) and GE Global Insurance Holding Corporation (GE Global Insurance), the parent of Employers Reinsurance Corporation. GE Capital, GE Global Insurance and their respective affiliates are consolidated with GECS and constitute its business.

  •
  Consolidated. This represents the adding together of GE and GECS.

The effects of transactions among related companies within and between each of the above groups are eliminated. Transactions between GE and GECS are not material.

The following table contains our ratios of earnings to fixed charges for the periods indicated.

GE except GECS

Year ended December 31,

2002	2001	2000	1999	1998
20.57x	15.06x	13.98x	11.78x	10.07x

        In the above calculations, earnings for all periods consist of earnings before income taxes, minority interest and cumulative effect of changes in accounting principles of GE and its consolidated affiliates. To determine the ratio, such consolidated earnings are adjusted to remove undistributed earnings of GECS and its consolidated affiliates after income taxes for each year. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates (except GECS and its consolidated affiliates) during the period for interest and other financial charges and an amount representative of the interest factor in rentals (for this purpose, the interest factor assumed to be one-third of rental expense). Fixed charges consist of all interest and financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group, except GECS and its consolidated affiliates.

GE and consolidated affiliates

Year ended December 31,

2002	2001	2000	1999	1998
2.75x	2.68x	2.48x	2.46x	2.31x

These ratios are calculated substantially on the same basis as "GE except GECS" set forth above, the principal difference being that earnings before taxes, minority interest and cumulative effect of changes in accounting principles, as well as fixed charges, include pre-tax earnings and fixed charges of GECS and its consolidated affiliates.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital and capital expenditures.

DESCRIPTION OF DEBT SECURITIES

General

        The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement.

        The debt securities offered by this prospectus will be unsecured obligations of GE and will be either senior or subordinated debt. We will issue the debt securities under one of two separate indentures between us and The Bank of New York (the "Trustee"). Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series or establish additional terms for such series of debt securities. None of the indentures limits the amount of debt securities or other unsecured debt which we or our subsidiaries may issue.

        The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of GE. The subordinated debt securities will be unsecured and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein) of GE. See "Subordination" below.

        Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors. In addition, a substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GE's rights and the rights of GE's creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary's liquidation may be subject to the prior claims of the subsidiary's other creditors.

        In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement.

        A prospectus supplement will specify the applicable following terms of any issue of debt securities we may offer:

  •
  the designation or title, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

  •
  whether the debt securities will be senior or subordinated debt;

  •
  the price(s) at which debt securities will be issued;

  •
  whether such debt securities will be issued pursuant to a medium term notes program;

  •
  the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

  •
  the date or dates on which the debt securities will mature and any right to extend such date or dates;

  •
  the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the US dollar equivalent for purposes of determining outstanding debt securities of a series;

  •
  the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of such rate or rates;

  •
  the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

  •
  any mandatory or optional sinking fund or analogous provisions;

  •
  the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

  •
  the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company's securities or property or settled for the cash value of securities issued by us or a third party and the terms for any such conversion or exchange or settlement;

  •
  the exchanges, if any, on which the debt securities may be listed;

  •
  any special provisions for the payment of additional amounts with respect to the debt securities;

  •
  whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

  •
  each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

  •
  any right to defer payments of interest by extending the interest payment periods and the duration of such extensions;

  •
  the trustee under the indenture pursuant to which the debt securities are to be issued;

  •
  whether the debt securities will be subject to defeasance or covenant defeasance; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

        Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any Federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

        Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of GE. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

        Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        Neither GE nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

        If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Notes, Delivery and Form

        Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of debt securities.

        Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

        The Depository has advised us as follows:

  •
  The Depository is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York banking law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code;

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  •
  the Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

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  The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

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  Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  •
  Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

  •
  Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through, records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

        So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

        None of GE, the Trustee, any paying agent or any registrar of the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the

Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

        As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

  •
  if the Depository is at any time unwilling or unable to continue as depository or if at any time the Depository ceases to be registered or in good standing under the Securities Exchange Act of 1934, or other applicable statute or regulation, and a successor depository is not appointed by us within 90 days, or

  •
  if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Modification of the Indentures

        In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification voting as one class consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, we cannot

  •
  make adverse changes to any payment terms of a debt security such as:

  •
  extending the maturity date or dates;

  •
  extending the date on which we have to pay interest or make a sinking fund payment, other than deferrals of the payments of interest during any extension period as described in any applicable prospectus supplement;

  •
  reducing the interest rate;

  •
  reducing the amount of principal we have to repay;

  •
  changing the currency in which we have to make any payment of principal, premium or interest;

    •
    modifying any redemption or repurchase right to the detriment of the holder; or

    •
    impairing any right of a holder to bring suit for payment;

  •
  reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

  •
  waive any past payment default; or

  •
  make any change to Section 9.02.

        However, if we and the Trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

        In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities.

Consolidation, Merger and Sale

        GE shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the trustee, the payment of the principal of and premium, if any, and interest on all the debt securities and the performance of every covenant of the indenture on the part of GE to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) GE has delivered to the trustee an officers' certificate and opinion of counsel, each stating that such transaction complies with the provisions of the indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

Events of Default

        Each indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

  •
  default in any payment of principal or premium, if any, on any debt security of such series when due;

  •
  default for 30 days in payment of any interest, if any, on any debt security of such series (subject to the deferral of any due date in the case of an extension period);

  •
  default in the making or satisfaction of any sinking fund payment or analogous obligation for 30 days on the debt securities of such series;

  •
  default for 90 days after written notice, as provided in the indenture, to GE in performance of any other covenant in respect of the debt securities of such series contained in such indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; or

  •
  any other event of default provided with respect to debt securities of a series.

        An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series or in the making of any sinking fund instalment or analogous obligation with respect to such series.

        If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the series affected may require GE to repay the entire principal amount (or in the case of discounted securities, a specified portion of the principal amount) of the debt securities of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

        Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such debt securities. The holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected may waive any past default with respect to such series, except, unless previously cured, a default in the payment of principal, premium, if any, or interest.

Conversion and Exchange Rights

        The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance and Discharge

        The following discussion of full, or legal, defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

        Each indenture provides that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid:

  •
  We must deposit in trust for the benefit of all direct holders of debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

  •
  We must deliver to the trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

        In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective.

        However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

  •
  to register the transfer and exchange of debt securities;

  •
  to replace mutilated, destroyed, lost or stolen debt securities;

  •
  to maintain paying agencies; and

  •
  to hold money for payment in trust.

Covenant Defeasance

        The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. If we do so choose, we will say so in the prospectus supplement.

        The indentures provide that if we choose to have the covenant defeasance provision applied to any debt securities, we need not comply with the covenants in the indentures, including under "Consolidation, Merger and Sale" and, in the case of the subordinated note indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any Event of Default provisions relating to any restrictive covenants. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

        In order to exercise the covenant defeasance option, we must put into place the same deposit in trust arrangement as discussed above under "Defeasance and Discharge" and we must deliver to the trustee a legal opinion of our counsel confirming that under the current U.S. law we may make the above deposit without causing you to recognize income, gain or loss for Federal income tax purposes or to be taxed on the notes any differently than if we did not make the deposit and just made the payments on the notes ourselves.

Highly Leveraged Transaction

        The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

Subordination

        Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

  •
  liquidation;

  •
  dissolution;

  •
  winding-up;

  •
  reorganization;

  •
  assignment for the benefit of creditors;

  •
  marshaling of assets or any bankruptcy;

  •
  insolvency; or

  •
  debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of GE,

        the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

        Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

        No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

  •
  there has occurred and is continuing a default in any payment with respect to Senior Debt; or

  •
  there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

        "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

  •
  every obligation of such person for money borrowed;

  •
  every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  •
  every reimbursement of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

  •
  every obligation of such person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  •
  every capital lease obligation of such person;

  •
  every obligation of others secured by a lien on any asset by such person;

  •
  every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise; and

  •
  every obligation for claims in respect of derivative products.

        "Senior Debt" means the principal of, and any premium and interest on Debt of GE, whether incurred on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.

        The indentures will place no limitation on the amount of additional Senior Debt that may be incurred by GE.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

Concerning the Trustee

        GE has had and may continue to have commercial and investment banking relationships with The Bank of New York in the ordinary course of business.

DESCRIPTION OF WARRANTS

        We may issue warrants, in one or more series, for the purchase of debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state thereof. A form of warrant agreement will be filed as an exhibit to the Registration Statement.

        The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a debtholder and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.

        A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities will describe the terms of those warrants, including:

  •
  the title and the aggregate number of warrants;

  •
  the debt securities for which each warrant is exercisable;

  •
  the date or dates on which the right to exercise such warrants commence and expire;

  •
  the price or prices at which such warrants are exercisable;

  •
  the currency or currencies in which such warrants are exercisable;

  •
  the periods during which and places at which such warrants are exercisable;

  •
  the terms of any mandatory or optional call provisions;

  •
  the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

  •
  the identity of the warrant agent; and

  •
  the exchanges, if any, on which such warrants may be listed.

        You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF GUARANTEES

        Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

        A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

        We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

DESCRIPTION OF COMMON STOCK

        We may issue shares of our common stock, par value $.06 per share, upon conversion or exchange of debt securities. The following description of our common stock is a summary and is subject to the provisions of our certificate of incorporation, our by-laws and the relevant provisions of the law of New York.

        We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $.06 per share. As of December 31, 2002, we had outstanding approximately 9,969,894,000 shares of our common stock.

        Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

        Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

        The Bank of New York is the transfer agent and registrar for the GE common stock.

        We are also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but have not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

ERISA MATTERS

        GE has subsidiaries that provide services to many employee benefit plans. GE and any direct or indirect subsidiary of GE may each be considered a "party in interest" within the meaning of the

Employee Retirement Income Security Act of 1974 ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), with respect to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan as to which GE or any direct or indirect subsidiary of GE is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Accordingly, each purchaser and each transferee using the assets of a plan subject to ERISA or Section 4975 of the Code to acquire the offered securities will be deemed to have represented that the acquisition and continued holding of the offered securities will be covered by a Department of Labor prohibited transaction class exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

PLAN OF DISTRIBUTION

        We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

By Agents

        If we sell securities through agents designated by us, unless indicated in the prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

By Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement if any of the securities are purchased. The underwriter may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

        If we use dealers in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may resell the securities at varying prices determined at the time of resale.

By Us

        If we sell securities directly, no agents or underwriters will be involved.

General Information

        Underwriters, dealers, agents or direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions that we pay to them and any profit on their resale of the offered securities may be treated as underwriting discounts and commissions under the Act.

        We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

        We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject.

LEGAL MATTERS

        Unless otherwise specified in the prospectus supplement accompanying this prospectus, Robert E. Healing, Corporate Counsel of GE, and Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, will provide opinions regarding the validity of the securities. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of common stock of GE. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel.

EXPERTS

        KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002. GE's Current Report on Form 8-K dated April 10, 2003 includes these financial statements and the auditors' report. The audit report covering the December 31, 2002 consolidated financial statements refers to changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001. This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

$2,500,000,000

General Electric Company

LIBOR Floating Rate Notes due 2005

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
GECC Capital Markets Group, Inc.
M.R. Beal & Company
Blaylock & Partners, L.P.
Utendahl Capital Partners, L.P.
The Williams Capital Group, L.P.

October 21, 2003

QuickLinks

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY OF THE OFFERING
THE COMPANY
RECENT EARNINGS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
GE and consolidated affiliates
DESCRIPTION OF NOTES
UNITED STATES TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
$5,000,000,000 General Electric Company Debt Securities Warrants to Purchase Debt Securities Guarantees Common Stock Reserved for Issuance upon Conversion or Exchange of Debt Securities
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
GE except GECS Year ended December 31,
GE and consolidated affiliates Year ended December 31,
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF GUARANTEES
DESCRIPTION OF COMMON STOCK
ERISA MATTERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
$2,500,000,000
General Electric Company
LIBOR Floating Rate Notes due 2005